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                                                                    EXHIBIT 10.9

[WHITE PINE SOFTWARE LETTERHEAD APPEARS HERE]


May 28, 1996

Richard Darer
3 Essex Street
Lexington, MA 02173

Dear Richard:

White Pine Software is pleased to confirm our offer with you for the position of CFO/Vice President of Finance and Administration, reporting to Howard Berke, President/CEO.

You will be responsible for Administration and Operations including accounting, administration, human resources, investor relations, finance, operations, and information systems departments.

Subject to Board of Directors approval, you will be appointed a corporate officer of the corporation. In addition, you will be recommended for a grant of 30,000 post-split incentive stock options, effective with your date of employment. (Fair market value strike price as determined by the Board at the May 6, 1996 meeting is five dollars per share; a three year, monthly vesting period; six-month eligibility period to be waived).

The base salary is $3,750 per pay period. Payroll is distributed semi-monthly, the fifteenth and thirty-first of each month. The base salary will increase to $4,166.67 per pay period at the start of the quarter immediately following White Pine's initial public offering. This offer includes a salary review based upon audited results of fiscal year earnings for 1996, as determined in the first quarter of 1997 and an annual performance review based on the date of regular, full-time employment. The compensation plan will include a $30,000 bonus plan:

              -$15,000 to be paid with White Pine's initial public offering

              -$5,000 on attainment of FY '96 plan, with the focus of profit and loss income

              -$10,000 based on individual and department performance during
                     HII'96 and HI'97 (details to be mutually agreed upon within sixty-days, based on objective criteria such as inventory turnover, a/r aging, completion of database project, 1997 employee survey, etc.).

In addition, you will receive a $2,500 signing bonus with your first paycheck. This bonus is to be repaid if you leave the company within first six-months.



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The benefit package will include reimbursement of annual licensing/certification fees; and accrued vacation per company policy, with four weeks earned-time to be accrued the first year of employment.

During your first 120 days of employment, White Pine Software agrees to give you one month notification and two month's severance in the event you are involuntarily terminated; unless for cause. (Severance will include company-paid COBRA for the length of time of the severance pay). Following the earlier of 120 days of employment or the IPO, you will be given three months severance plus one month for each year of completed service in the event you are involuntarily terminated; unless for cause. In the event of termination, unless for cause, within one year of White Pine being acquired you will be given six months severance. If your employment is terminated for cause, you will be given no notice and no severance. Any dispute as to cause may be settled through arbitration.

We feel you are an excellent fit for the needs of our company. We also feel we will be able to provide you with opportunities to achieve some of your personal and professional goals. We are pleased to have you as part of White Pine Software and a member of our senior management.

This offer is contingent on your starting May 29, 1996 on an interim basis and full-time no later than June 17, 1996. $5,000 will be paid for part-time assistance for the period prior to June 17, 1996. This includes meeting with Ernst & Young and White Pine accounting staff, as well as working June 1, 1996 with Rob Putman and an "all hands" meeting of June 4, 1996.

Listed below are the steps you must take to accept employment with White Pine
Software:

1.   Complete and sign the enclosed employment application.

2.   Complete and sign the enclosed secrecy agreement.

3.   Sign the Acceptance space at the end of this letter.

Sincerely,

/s/ Howard Berke
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Howard Berke
President/CEO

ACCEPTANCE

I accept White Pine Software's offer of employment described in this letter.

/s/ Richard M. Darer
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